EXHIBIT 35.7

Prudential Asset Resources Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500, Dallas TX 75201 Tel 214 777-4500 A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association
Attn: Commercial Mtg Servicing
MAC D1086-120
550 South Tryon Street, 14th Floor
Charlotte, NC 28202

RE:	Commercial Mortgage Pass-Through, WFRBS 2013-C12 Period: March 1, 2013 to December 31, 2013

Annual Compliance Statement

I, Hal Collet, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of March 1, 2013 pertaining to the above-referenced certificates, that:

(i)        a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the relevant period has been made under my supervision, and

(ii)       to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the relevant period.

Effective as of March 19, 2014

/s/ Hal Collett
Hal Collett
President and Managing Director
Prudential Asset Resources, Inc.